Exhibit 99.1

Summit Financial Services Announces Record Revenues and Earnings for 2004

April 1, 2005 - Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today announced record revenues and net income for fiscal year 2004. For the year ended December 31, 2004, the Company reported revenues of $17,918,222, a 37% increase over the $13,076,362 in revenues reported for the year ended December 31, 2003. For the 2004 period, the Company reported net income of $180,716, versus a loss of $1,244,410 for 2003.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We believe that our results for the year are reflective of our commitment to grow our independent financial advisor network while also controlling our overhead costs. Our success, however, would not have been possible without the hard work and dedication of our employees and financial advisors.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 175 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives by acquisitions, as well as by recruitment.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.